UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

September 28, 2006

Date of Report (date of earliest event reported)

HEMOSENSE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-32541	77-0452938
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

651 River Oaks Parkway

San Jose, California 95134

(Address of principal executive offices)

(408) 719-1393

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 28, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of HemoSense, Inc. (the “Company”) took the following actions with respect to executive compensation. First, the Committee adopted an incentive bonus plan for fiscal 2007 for James D. Merselis, the Company’s President and Chief Executive. Pursuant to the bonus plan, Mr. Merselis would be eligible to receive a cash bonus with a target amount set at fifty percent of his base salary (equal to $160,000 for fiscal 2007), payable based upon (i) the Company’s financial performance with respect to revenue and total Company expenses on a quarterly basis, and (ii) Mr. Merselis’ achievement of certain personal goals as assessed by the Committee from time to time. Underachievement or overachievement of the corporate goals may result in bonus payments lower or higher than the targeted bonus amount described above. The bonus plan shall continue for subsequent fiscal years unless modified by the Committee. The Committee also retains the discretion to modify the bonuses that are paid based on actual performance. Additionally, the Committee approved an increase in Mr. Merselis’ annual salary from $280,000 to $320,000, effective as of October 1, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HEMOSENSE, INC.

Date: October 4, 2006	By:	/s/ James D. Merselis
President and Chief Executive Officer